MUNIENHANCED FUND, INC.

FILE # 811-5739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/25/2003	Golden St. Tobacco Sec Corp 5.5% 6/01/43	2,572,285,000	5,620,000	Salamon
10/30/2003	State of Calif 5.5% 11/1/33	1,800,000,000	2,325,000	Banc of America